UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

OXYGEN BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

OXYGEN BIOTHERAPEUTICS, INC.
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560

August 1, 2012

Dear Stockholders:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Oxygen Biotherapeutics, Inc., to be held on August 31, 2012, at 9:00 a.m. at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601. This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about the business we will conduct at the meeting. We hope you will be able to attend the meeting, where you can vote in person.

The matters to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the Annual Meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. We need more than half of our outstanding common shares to be represented at the Annual Meeting to establish a quorum. Every vote counts! Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the envelope provided. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time. You may also elect to vote your shares by telephone or electronically via the Internet. With respect to shares held through a broker, bank or nominee, please follow the separate instructions from your broker, bank or nominee on how to vote your shares.

Sincerely,

Michael B. Jebsen
Interim Chief Executive Officer

YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY, VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

OXYGEN BIOTHERAPEUTICS, INC.
ONE Copley Parkway, Suite 490
Morrisville, North Carolina 27560

Notice of Annual Meeting of Stockholders
To Be Held on August 31, 2012

August 1, 2012

To the Stockholders:

The stockholders of Oxygen Biotherapeutics, Inc. will hold an annual meeting (the “Annual Meeting”) on August 31, 2012, at 9:00 a.m. at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601.

The purpose of the meeting is to propose and act upon the following matters:

1.
To elect the five director nominees described in the Proxy Statement to serve as directors until the sooner of the 2013 Annual Meeting of Stockholders or the election and qualification of their successors;

2.	To approve our December 2011 offering of securities to certain institutional investors; and

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending April 30, 2013.

At the Annual Meeting we may transact such other business as may properly come before the meeting.

The above matters are described in the Proxy Statement accompanying this notice.

The Board has fixed the close of business on July 23, 2012 as the record date for determining those stockholders who will be entitled to notice of and to vote at the Annual Meeting. Representation of at least a majority in voting interest of our common stock, either in person or by proxy, is required to constitute a quorum for purposes of voting on the proposals set forth above.

It is important that your shares be represented at the Annual Meeting to establish a quorum.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted at the Annual Meeting.

Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By order of the Board of Directors,

Nancy J. Hecox, Corporate Secretary
August 1, 2012

OXYGEN BIOTHERAPEUTICS, INC.
___________________

PROXY STATEMENT
___________________

Important Notice Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be held on August 31, 2012

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy, and 2012 Annual Report to Stockholders are available at http://www.iproxydirect.com/OXBT.

The board of directors (the “Board of Directors” or the “Board”) of Oxygen Biotherapeutics, Inc. is asking for your proxy for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of the meeting. The meeting will be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601 on August 31, 2012, at 9:00 a.m. local time, to elect the five director nominees described in this Proxy Statement, to approve our December 2011 securities offering to certain institutional investors, to ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm, and to conduct such other business as may be properly brought before the meeting.

The Board of Directors recommends that you vote FOR the election of the director nominees listed in this proxy statement, FOR the approval of our December 2011 securities offering to certain institutional investors, and FOR ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm.

This proxy statement and the accompanying proxy card are first being delivered to stockholders on or about August 1, 2012.

All references in this Proxy Statement to “Oxygen,” “we,” “our,” and “us” mean Oxygen Biotherapeutics, Inc.  All numbers of shares or share prices relating to our common stock in this Proxy reflect the 1-for-15 reverse stock split of our common stock on November 9, 2009.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Interwest Transfer Company (“Interwest”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Interwest on our behalf. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Annual Meeting.

How many votes do I have?

You are entitled to one vote for each share of our common stock that you hold.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by us to act as tellers for the meeting. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” and broker non-votes on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are generally not treated as votes cast for the matter. Abstentions do not count as a vote against the proposals.  A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter.

How do I vote?

If you are a stockholder of record, you may vote using any of the following methods:

●
Proxy Vote by Mail or by Fax. Return the enclosed proxy form by mail using the enclosed prepaid envelope or by fax to (202)-521-3464. Be sure to complete, sign and date the form before mailing or faxing. If you are a stockholder of record and you return your signed proxy form but do not indicate your voting preferences, the persons named in the proxy form will vote FOR the election of each director nominated by the Board of Directors, FOR the approval of our December 2011 securities offering to certain institutional investors, and FOR the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm, and at the discretion of the persons named in the proxy on any other matter that comes before the meeting for a vote.

●
Proxy Vote by Internet. You may use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on August 30, 2012 by going to the website http://www.iproxydirect.com/OXBT. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

●
Proxy Vote by Phone. You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on August 30, 2012 by calling the toll-free number 1-866-752-VOTE (8683). Have your proxy card in hand when you call and then follow the instructions.

●
In Person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person.

If you are a beneficial owner because your shares are held in a stock brokerage account or by a bank or other nominee, to vote your shares you must direct your broker, bank or nominee how to vote your shares by using the voting instructions included in the mailing you received, or attend the Annual Meeting by following the directions below under “Who Can Attend the Annual Meeting?”

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	sending written notice of revocation to our Corporate Secretary;

●	submitting a new, proper proxy by mail (not by Internet or phone) after the date of the revoked proxy; or

●	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on July 23, 2012.

How many votes can be cast by all stockholders?

There were 31,066,462 shares of our common stock outstanding on the record date and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

 What constitutes a quorum?

A majority of the outstanding shares present or represented by proxy, or 15,533,232 shares, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

What vote is required to approve each item?

For the election of the directors, the five directors who receive the greatest number of votes cast in person or by proxy will be elected directors.

To be approved, the approval of our December 2011 securities offering to certain institutional investors requires approval by a majority of the total votes cast in person or by proxy (exclusive of any shares that were issued pursuant to our December 2011 securities offering).

The ratification of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm requires approval by a majority of the total votes cast in person or by proxy. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Cherry, Bekaert & Holland, L.L.P. to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit and Compliance Committee will reconsider whether or not to retain Cherry, Bekaert & Holland, L.L.P. but still may retain them. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such change would be in the best interests of us and our stockholders.

If there are insufficient votes to approve the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of July 23, 2012 may attend the Annual Meeting. If you are listed as stockholder of record you may attend the Annual Meeting if you bring proof of identification. If you are the beneficial owner of shares held in street name, you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of July 23, 2012.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Where can I find more information about Oxygen Biotherapeutics?

We file periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15(d) of the Securities Exchange Act of 1934. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports and other information regarding issuers that file electronically. Our filings with the SEC are available without charge on our website (http://www.oxybiomed.com) as soon as reasonably practicable after filing. Further, the reports filed with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room.

Who can help answer my questions about the Annual Meeting or how to submit or revoke my proxy?

If you are the stockholder of record, please contact:

Oxygen Biotherapeutics, Inc.
Attn: Investor Relations
ONE Copley Parkway, Suite 490
Morrisville, NC 27560
Telephone: (919) 855-2100

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker directly.

PROPOSAL 1:  ELECTION OF DIRECTORS

Nominees for Election as Directors

All five of the persons nominated for election to the Board of Directors at the Annual Meeting are currently serving as our directors. We are not aware of any nominee who will be unable or will decline to serve as a director. If a nominee becomes unable or declines to serve, the Board will either select a substitute nominee or reduce the size of the Board.  If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for election of the substitute nominee, if any, designated by the Board of Directors. The term of office of each person elected as a director will continue until the sooner of the 2013 Annual Meeting of Stockholders or the election and qualification of their successors.

The following table lists the nominees for election and information about each as of July 23, 2012:

Name	Age	Position with Oxygen Biotherapeutics, Inc.	Director Since
Ronald R. Blanck, DO	71	Chairman	December 2009
Gregory Pepin	29	Director	August 2009
William A. Chatfield	61	Director	October 2009
Chris A. Rallis	59	Director	December 2011
Anthony A. DiTonno	64	Director	December 2011

Ronald R. Blanck, DO has served as a director since December 2009 and as Chairman since September 2011. Dr. Blanck has served as chairman of Martin, Blanck & Associates, a federal health services consulting firm based in Falls Church, VA since January 2010. He began his military career in 1968 as a medical officer and battalion surgeon in Vietnam, retiring 32 years later as a Lieutenant General and Surgeon General of the U.S. Army and commander of the U.S. Army Medical Command. He also served as commander of Walter Reed Medical Center and the North Atlantic Region Medical Command. His background also includes serving as president of the University of North Texas Health Science Center at Fort Worth.

Dr. Blanck brings to the Board an intimate knowledge of our military system and the unique health care challenges they face. As a director, Dr. Blanck has provided invaluable assistance to the Board as our company strives to bring innovative medical products that address the needs of our wounded military personnel. As chairman, he provides strategic leadership and focus to the Board and to management.

Dr. Blanck serves on the Corporate Governance and Nominating Committee, the Compensation Committee, and as chair of the Audit Committee.

Gregory Pepin has served as a director since August 2009.  From July 2008 until April 2010, he was engaged as a Senior Vice President at Melixia SA, an investment management company based in Switzerland.  In that position he participated in the formation of Vatea Fund, one of our principal stockholders, and has served as a Managing Director of that fund since June 2009.  In May 2010, he co-founded EOS Investment, Ltd. (“EOS”), an investment company based in the Cayman Islands, which serves as investment manager of Vatea Fund, and as investment manager and managing director of OXBT Fund, a fund which holds convertible notes and warrants issued by us.  EOS serves as the investment manager and the managing director for two other funds that are not affiliated with us.  In May 2010, he co-founded Independent Wealth Management, SA, an investment management company based in Switzerland, and he has served as a financial analyst for the company since that time.  From September 2005 through the end of June 2008, Mr. Pepin was employed as a consultant in finance and insurance by Winter & Associates located in Paris, France.  In July 2005, Mr. Pepin earned the degree of Master of Science and Economy, Finance and Actuaries, from HEC Lausanne.

Mr. Pepin’s investment management experience and skills qualify him to serve on our Board, and provide the Board with valuable insight into the investment community.

Mr. Pepin serves as chair of the Compensation Committee and as a member of the Corporate Governance and Nominating Committee.

William A. Chatfield has served as a director since October 2009. Mr. Chatfield most recently served as the Director of the U.S. Selective Service System from November of 2004 to May of 2009, having been nominated by President George W. Bush and confirmed by the U.S. Senate. He was directly responsible to the President of the United States for the management of the Selective Service System. His background includes more than 30 years of experience working with the executive and legislative branches of the Federal government, such as the Department of Defense, the Department of the Interior, and the Civil Aeronautics Board, as well as serving as an Intelligence Officer with the U.S. Marine Corps.

We believe that Mr. Chatfield’s unique background working within the political framework of our government benefits the Board and the Corporate Governance and Nominating Committee.  Mr. Chatfield’s qualifications and experience also assist us in developing pathways for additional sources of funding through grants and other government sponsored programs.

Mr. Chatfield serves on the Audit Committee and as chair of the Corporate Governance and Nominating Committee.

Chris A. Rallis has served as a director since December 2011. Mr. Rallis is an Executive-in-Residence at Pappas Ventures, a life science venture capital firm based in Durham, NC. From April 2006 until June 2007, he was President and Chief Executive Officer of ImmunoBiosciences, Inc., a vaccine technology company formerly located in Raleigh, NC. He has served as a consultant for Duke University and Panacos Pharmaceuticals, Inc., and is the former President and Chief Operating Officer of Triangle Pharmaceuticals, Inc. (“Triangle”), which was acquired by Gilead Sciences in January 2003 for approximately $465 million. While at Triangle, he participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities which included a worldwide alliance with Abbott Laboratories and the in-licensing of 10 compounds. Earlier, he served in various business development and legal management roles with Burroughs Wellcome, Co. Mr. Rallis serves on the boards of Aeolus Pharmaceuticals and Adherex Technologies and chairs the Audit Committee of both boards. He received his A.B. degree in economics from Harvard College and a J.D. from Duke University.

We believe that Mr. Rallis’ strong background in raising capital, business development and operations developed through his leadership at other companies operating within the biomedical industry qualifies him to serve on our Board. Mr. Rallis was recommended by our outside counsel to the Corporate Governance and Nominating Committee for consideration as a director nominee.

Mr. Rallis serves on the Audit Committee.

Anthony A. DiTonno has served as a director since December 2011. From April 2003 until December 2011, Mr. DiTonno was President and Chief Executive Officer of Neurogesx Inc., a biopharmaceutical company based in the San Francisco Bay area. Mr. DiTonno has funded companies through a variety of financial arrangements including private and public financings, partnerships and debt. He has also been successful in gaining regulatory approvals in both the United States and European Union. Previously, he was Executive Vice President of Marketing and Sales at Enteric Medical Technologies Inc., which was acquired by Boston Scientific Company; President and Chief Executive Officer of Lifesleep Systems, Inc.; and Vice President and General Manager of Olcassen Pharmaceuticals, which was sold to Watson Laboratories. Early in his career, he held a variety of positions of increasing responsibility at Rorer Group, Inc. (Rhône Poulenc Rorer) and Wyeth Laboratories. Mr. DiTonno received an M.B.A. from Drexel University and a B.S. in Business Administration from St. Joseph’s University.

We believe that Mr. DiTonno’s extensive corporate experience and financial background qualifies him to serve on our Board and provides valuable insight to the company. Mr. DiTonno was recommended by a third-party director search firm engaged by the Corporate Governance and Nominating Committee to identify and recruit candidates for consideration as director nominees.

Mr. DiTonno serves on the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE MATTERS

Code of Ethics

We have adopted a Code of Ethics applicable to all of our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, a copy of which will be provided to any person, free of charge, upon request. A request for a copy of the Code of Ethics should be in writing and sent to Oxygen Biotherapeutics, Inc., Attn: Corporate Secretary, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

Board Composition and Independence of Directors

Our Board of Directors currently has five members. Dr. Ronald R. Blanck is our Chairman and Gregory Pepin, William A. Chatfield, Chris A Rallis and Anthony DiTonno are Directors.

In accordance with the listing rules of The NASDAQ Stock Market LLC (“NASDAQ”), our Board of Directors must consist of a majority of “independent directors,” as determined in accordance with NASDAQ Rule 5605(a)(2). The Board has determined that Messrs. Blanck, Pepin, Chatfield, Rallis and DiTonno are independent directors in accordance with applicable NASDAQ listing rules. The Board performed a review to determine the independence of the director nominees and made a subjective determination as to each of these independent director nominees that no transactions, relationships, or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of our company. In making these determinations, the Board reviewed the information provided by the director nominees with regard to each individual’s business and personal activities as they may relate to us and our management.

Attendance at Meetings

In the fiscal year ended April 30, 2012, the Board met fifteen times and these meetings were attended by all of the directors that were serving at the time.  During the fiscal year ended April 30, 2012, each of our current directors attended at least 75% of the aggregate of the total number of board meetings held during the period each has been a director and the total number of meetings held by all committees on which each director then served.  From time to time the Board also acted through written consents. We have no formal policy requiring director attendance at the Annual Meeting, although all directors are expected to attend the Annual Meeting if they are able to do so. All five directors who were members of the Board at the time of the Annual Meeting in 2011 attended the Annual Meeting.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Consistent with this understanding, the independent Directors consider the Board’s leadership structure on an annual basis. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for effective oversight of management by the Board.

Currently, Mr. Jebsen serves as our interim Chief Executive Officer and Dr. Blanck, who has been a member of our board since December 2009, serves as our Chairman of the Board.  Based on the Board’s most recent review of our Board leadership structure, the Board has determined that this leadership structure is optimal for the Company because it allows Mr. Jebsen to focus on leading our business and operations and carrying out our strategy, and Dr. Blanck, our Chairman of the Board, to focus on leading our Board’s oversight of our strategy and business.

In considering its leadership structure, the Board has taken a number of factors into account. The Board, which consists of highly qualified and experienced directors, a majority of whom are independent, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Board’s three key Committees—Audit and Compliance, Compensation and Corporate Governance and Nominating—are comprised entirely of independent directors.  A number of Board and Committee processes and procedures, including regular executive sessions of directors, periodic executive sessions of the independent directors, and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals, provide substantial independent oversight of our Chief Executive Officer’s performance. The Board believes that these factors provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board’s Role in Risk Oversight

We operate in a highly complex and regulated industry and are subject to a number of significant risks.  The Board plays a key role with respect to our risk oversight, such as determining whether and under what circumstances we will engage in financing transactions or enter into strategic alliances and collaborations.  The Board is also involved in our management of risks related to our financial condition or to the development and commercialization of our product candidates.

One of the Board’s risk oversight roles is to provide guidance to management.  The Board receives regular business updates from members of senior management in order to identify matters that involve operational, financial, legal or regulatory risks.

To facilitate its oversight of our company, the Board of Directors has delegated certain functions (including the oversight of risks related to these functions) to Board committees. The Audit and Compliance Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, the Compensation Committee evaluates the risks presented by our compensation programs and analyzes these risks when making compensation decisions, and the Corporate Governance and Nominating Committee evaluates whether the composition of the Board is appropriate to respond to the risks that we face. The roles of these committees are discussed in more detail below.

Although the Board of Directors has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities.

Standing Committees

Our Board of Directors has three standing committees:  the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Copies of the charters of the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees, as they may be amended from time to time, are available on our website at http://www.oxybiomed.com.

The Board has determined that all of the members of each of the Audit and Compliance, Compensation, and Corporate Governance and Nominating Committees are independent as defined under NASDAQ rules, and, in the case of all members of the Audit Committee, that they meet the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Audit and Compliance Committee.

The Audit and Compliance Committee’s principal responsibilities include:

●	reviewing, evaluating, and discussing our financial statements and other financial information prepared on our behalf;

●	selecting, retaining, and monitoring the independence and performance of our outside auditors, including overseeing the audits of our financial statements and approving any non-audit services;

●
assisting the Board in fulfilling its oversight responsibilities, primarily through overseeing management’s conduct of our accounting and financial reporting process and systems of internal accounting and financial controls;

●	providing an avenue of communication among the outside auditors, management and the Board; and

●	preparing an annual report of the Audit Committee for inclusion in our proxy statement.

The members of the Audit and Compliance Committee are Messrs. Blanck, Chatfield and Rallis. Mr. Blanck serves as chair of the Audit Committee. The Board of Directors has determined that Messrs. Blanck and Rallis each qualify as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met six times in fiscal 2012.

Compensation Committee.

The Compensation Committee’s primary responsibilities include:

●	determining and approving the Chief Executive Officer’s compensation;

●	reviewing and making recommendations to the Board with respect to compensation of all other key senior executives and elected corporate officers at appropriate time periods;

●
reviewing, and if appropriate, approving employment agreements, severance agreements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each of our executive officers;

●	working with the Chief Executive Officer to plan for Chief Executive Officer succession;

●	exercising the powers and authorities vested in the administrator or similar delegate of the Board provided by the stock option, restricted stock, incentive, and other of our compensation plans; and

●	preparing an annual report on executive compensation for inclusion in our proxy statement.

The members of the Compensation Committee are Messrs. Pepin, Blanck and DiTonno. Mr. Pepin serves as chair of the Compensation Committee. The Compensation Committee met five times in fiscal 2012.

Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee’s primary responsibilities include:

●	identifying and evaluating director candidates and recommending to the Board proposed nominees for Board membership;

●	recommending to the Board proposed directors to serve on each Board committee;

●	leading the Board in its annual review of the Board’s performance;

●	developing and recommending to the Board a set of Corporate Governance Guidelines;

●	considering issues involving possible conflicts of interest of directors; and

●	recommending and reviewing all matters pertaining to fees and retainers paid to directors for Board and committee service and for serving as chair of a Board committee.

The members of the Corporate Governance and Nominating Committee are Messrs. Chatfield, Blanck, and Pepin. Mr. Chatfield serves as chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met six times in fiscal 2012.

Processes and Procedures for Executive and Director Compensation

The Compensation Committee has the authority to determine and approve the compensation of the Chief Executive Officer and to review and make recommendations to the Board with respect to the compensation of all other executive officers.  The Corporate Governance and Nominating Committee has authority to recommend and review all matters pertaining to compensation of our directors.  In making its determination with respect to the Chief Executive Officer, the Compensation Committee considers, among other things, our performance, overall stockholder return, compensation of chief executive officers at other companies, and the awards given to the Chief Executive Officer in past years.  In reviewing and making recommendations with respect to the compensation of other executive officers, the Compensation Committee takes into account, among other things, each individual’s performance, our overall performance, and comparable compensation paid to similarly-situated officers in comparable companies.  The Chief Executive Officer may make recommendations to the Compensation Committee regarding the compensation of other executive officers, but has no input and may not be present during voting or deliberations about his compensation.   In making its recommendations with respect to director compensation, the Corporate Governance and Nominating Committee considers, among other things, the Board’s overall level of performance, the individual director’s participation in committees, the compensation paid to other director’s in similarly situated companies, and our financial growth.

Our Compensation Committee may delegate its authority to the chair of the committee to the extent it deems necessary to finalize matters as to which the committee has given its general approval.

The Compensation and Corporate Governance and Nominating Committees have the authority to retain compensation consultants and other outside advisors to assist in discharging their responsibilities.  The recommendations of such consultants are considered in conjunction with the other considerations listed above.

Procedures for Director Nominations

Under the charter of the Corporate Governance and Nominating Committee, the Committee is responsible for identifying and selecting or recommending qualified candidates for membership on the Board of Directors. In evaluating the suitability of individual director candidates, the Committee takes into account many factors, including, but not limited to: (a) general understanding of marketing, financial and other disciplines relevant to the success of a publicly-traded company in today’s business environment, (b) understanding of our business on a technical level, (c) educational and professional background, (d) integrity and commitment to devote the time and attention necessary to fulfill his or her duties, and (e) diversity of race, ethnicity, gender and age.  The Corporate Governance and Nominating Committee implements and assesses the effectiveness of these factors and the Board’s commitment to diversity by considering these factors in our assessment of potential director nominees and the overall make-up of our Board. In determining whether to recommend a director for re-election, the Committee will consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board, but rather the Board believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of our company and the composition of the Board. The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of possible nominees, and investigates and reviews each proposed nominee’s qualifications for service on the Board.

The Corporate Governance and Nominating Committee may engage outside search firms to assist in identifying or evaluating potential nominees. A third-party director search firm recommended Mr. DiTonno as a candidate for the Board to the Corporate Governance and Nominating Committee. Our outside counsel recommended Mr. Rallis as a candidate for the Board to the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee will consider candidates recommended by stockholders. It is the policy of the Corporate Governance and Nominating Committee that candidates recommended by stockholders will be given appropriate consideration in the same manner as other candidates. The procedure for submitting candidates for consideration by the Corporate Governance and Nominating Committee for election at our 2013 Annual Meeting is described under “Other Matters - Stockholder Proposals.”

Stockholder Communications with Directors

It is the policy of our company and the Board to encourage free and open communication between stockholders and the Board. Any stockholder wishing to communicate with the Board should send any communication to Oxygen Biotherapeutics, Inc., Attn: Corporate Secretary, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560. Any such communication must be in writing and must state the number of shares beneficially owned by the stockholder making the communication. Our Corporate Secretary will forward such communication to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal, or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication. This policy is not designed to preclude other communications between the Board and stockholders on an informal basis.

AUDIT COMMITTEE REPORT

The Audit and Compliance Committee has reviewed our audited financial statements for 2012, and has discussed these statements with management. The Audit Committee has also discussed with Cherry, Bekaert & Holland, L.L.P., our independent registered public accounting firm during the 2012 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T (Communication with Audit and Finance Committees).

The Audit Committee also received from Cherry, Bekaert & Holland, L.L.P. the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and discussed with them their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the 2012 audited financial statements be included in our Annual Report on Form 10-K for fiscal 2012, for filing with the SEC.

With respect to the above matters, the Audit Committee submits this report.

Ronald Blanck
William Chatfield
Chris Rallis

MANAGEMENT

The names of our current executive officers are listed below. Our executive officers are appointed by our Board of Directors to hold office until their successors are appointed.

Name	Age	Position
Michael B. Jebsen, CPA	41	President, Interim Chief Executive and Chief Financial Officer

Michael B. Jebsen joined Oxygen as our Accounting Manager in April 2009, and was elected Chief Financial Officer, Executive Vice President Finance and Administration, and Corporate Secretary in August 2009 and was appointed as Interim Chief Executive Officer on August 24, 2011. Before joining us, he was an auditor with Grant Thornton, LLP from July 2003 through December 2005 and from April 2008 through April 2009. In addition, he held various positions, including Chief Ethics Officer, Senior Internal Auditor, and Senior Financial Analyst with RTI International, a non-profit research and development organization, from January 2006 to February 2008. Mr. Jebsen holds a Master of Science in Accounting from East Carolina University and is a Certified Public Accountant, licensed in North Carolina.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary of Compensation

The following table provides certain summary information concerning compensation earned for services rendered in all capacities to us for the fiscal years ended April 30, 2012 and 2011, by all individuals serving as our Chief Executive Officer during fiscal 2012 and one former executive officer whom would have been one of our most highly compensated executive officers, but for the fact that he was not serving as an executive officer as of April 30, 2012 (“Named Executive Officers”). We had no other executive officers during any part of fiscal 2012.  This information includes the dollar amount of base salaries, bonus awards, stock options and all other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan (2) ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(1) ($)	All Other Compensation(4)($)	Total ($)
Michael B. Jebsen, CPA(6)	2012	295,000	105,000	—	16,856	(5)	—	9,600	426,456
President, Interim Chief Executive and Chief Financial Officer	2011	210,000	70,000	—	—		42,720	9,600	332,320
Chris J. Stern(7)	2012	111,731	—	—	228,928	(5)	—	3,200	343,859
Chairman and Chief Executive Officer	2011	300,000	130,980	—	29,113	(3)	—	9,600	469,693
Dr. Gerald Klein(8)	2012	113,969	—	—	14,700	(5)	56,794	4,000	189,463
Chief Medical Officer	2011	172,443	75,000	—	—		22,275	24,350	294,068

(1)
The amounts in these columns reflect the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our stock and option awards are set forth in Note H to our Consolidated Financial Statements included in the our Form 10-K for the year ended April 30, 2012, filed with the SEC on July 25, 2012.

(2)
These payments were made based on achievement of milestones in accordance with Mr. Stern’s, Dr. Klein’s, and Mr. Jebsen’s employment agreements, which are described below in the section entitled “Employment and other Contracts.”

(3)
Represents the grant date fair value of the shares issued on a monthly basis as part of his annual compensation.  Mr. Stern’s annual compensation was paid in accordance with the terms of his employment agreement, which is described below in the section entitled “Employment and other Contracts.”

(4)
With respect to 2012, the amounts in this column represent payments for automobile allowances issued in accordance with the terms of Mr. Stern’s, Dr. Klein’s, and Mr. Jebsen’s employment agreements, which are described below in the section entitled “Employment and other Contracts.”

(5)
Represents the grant date fair value of the shares issued in accordance with the terms of with Mr. Stern’s, Dr. Klein’s, and Mr. Jebsen’s employment agreements, which are described below in the section entitled “Employment and other Contracts.”

(6)	Mr. Jebsen began serving as our Interim Chief Executive Officer, effective August 24, 2011. In connection with such service, Mr. Jebsen receives additional compensation of $10,000 per month.
(7)	Mr. Stern ceased serving as our Chairman and Chief Executive Officer, effective August 24, 2011.
(8)	Dr. Klein ceased serving as our Chief Medical Officer, effective October 14, 2011.

Option Grants

In September 1999, our Board of Directors approved the 1999 Amended Stock Plan, which provided for the granting of incentive and nonstatutory stock options to employees and directors to purchase up to 266,667 shares of our common stock. The 1999 Amended Stock Plan was approved by stockholders on October 10, 2000. Options granted under the 1999 Amended Stock Plan are exercisable at various dates up to four years and have expiration periods of generally ten years. On June 17, 2008, our stockholders approved an amendment and restatement to the 1999 Amended Stock Plan to increase the number of shares of common stock available for awards under the plan from 266,667 to 800,000, to increase the maximum number of shares covered by awards granted under the 1999 Amended Stock Plan to an eligible participant from 266,667 to 333,333 shares, and to make additional technical changes to update the plan. On September 30, 2011, our stockholders approved an amendment to the 1999 Amended Stock Plan, to increase the number of shares of common stock available for awards under the plan from 800,000 to 6,000,000. Persons eligible to receive grants under the 1999 Amended Stock Plan consist of all of our employees, including executive officers and employee directors. As of April 30, 2012 and 2011, we had 351,823 and 515,071outstanding options under the 1999 Amended Stock Plan, respectively. As of April 30, 2012 and 2011, there were 5,531,630 and 243,832, respectively, options available for grant under the 1999 Amended Stock Plan.

In addition, we have issued options outside the 1999 Amended Stock Plan; however at April 30, 2012 there were no options outstanding that were issued outside the 1999 Amended Stock Plan.

The following table summarizes certain information as of April 30, 2012 concerning the stock options and restricted stock granted to the Named Executive Officers during the fiscal year ended April 30, 2012. No stock appreciation rights or long-term performance awards had been granted as of April 30, 2012.

Name and Principal Position	Grant Date	Number of Securities Underlying Options(1) (#)	Exercise Price of Options ($)	Number of Securities Underlying Restricted Stock Grant (#)		Grant Date Fair Value of Option and Restricted Stock Awards(2) ($)
Michael B. Jebsen, CPA	5/19/2011	—	—	8,600	(3)	16,856
President, Interim Chief Executive and Chief Financial Officer
Chris J. Stern	5/19/2011	—	—	16,800	(3)	32,928
Chairman and Chief Executive Officer	5/19/2011	—	—	100,000	(4)	196,000
Dr. Gerald Klein	5/19/2011	—	—	7,500	(3)	14,700
Chief Medical Officer	5/27/2011	40,000	1.96	—		56,794

(1)	Each option listed in the table immediately vests and is exercisable over a ten-year period.
(2)
The amounts in this column reflects the aggregate grant date fair value of awards granted during the year computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. The assumptions made in determining the fair values of our option awards are set forth in Note  H to our Consolidated Financial Statements included in the our Form 10-K for the year ended April 30, 2012, filed with the SEC on July 25, 2012.

(3)
The shares underlying these grants vest monthly over a 12 month period. On August 24 and October 14, 2011 when Messrs. Stern and Klein, respectively, ceased serving as executive officers, 14,950 of these unvested shares were forfeited.

(4)	The shares underlying this grant were to vest 1/12th each quarter, however on August 24, 2011 when Mr. Stern ceased serving as an executive officer, 91,666 of these unvested shares were forfeited.

Outstanding Equity Awards

The following table provides information about outstanding equity awards held by the Named Executive Officers as of April 30, 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards(1)					Stock Awards
Name and Principal Position	Number of securities underlying unexercised options (Exercisable) (#)		Number of securities underlying unexercised options (Unexercisable) (#)	Option exercise price ($/Sh)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Michael B. Jebsen, CPA	667	(2)		6.15	7/20/2019	—	—
President, Interim Chief Executive and Chief Financial Officer	3,333			5.85	8/12/2019
	667			6.38	9/1/2019
	667			5.85	10/1/2019
	667			6.45	11/1/2019
	667			5.58	12/1/2019
	667			5.79	1/1/2020
	667			5.73	2/1/2020
	667			5.10	3/1/2020
	667			5.00	4/1/2020
	667			5.00	5/1/2020
	667			2.97	6/1/2020
	667			2.89	7/1/2020
	667			2.74	8/1/2020
	3,333			2.79	8/13/2020
	667			3.04	9/1/2020
	667			2.53	10/1/2020
	667			2.11	11/1/2020
	667			2.15	12/1/2020
	12,500			2.15	12/1/2020
	667			1.92	1/1/2021
	667			2.05	2/1/2021
	667			1.93	3/1/2021
	667			1.84	4/1/2021
Chris J. Stern	—			—		—	—
Chairman and Chief Executive Officer
Dr. Gerald Klein	—			—		—	—
Chief Medical Officer

(1)
Except as otherwise noted, the option awards reflected in these columns vested immediately on the date of grant. The date of grant for each of these options is the date 10 years prior to the expiration date reflected in this table.

(2)	These options were granted with the following vesting schedule: 100% on the first anniversary of the grant date.

Employment and other Contracts

On May 13, 2011, we entered into new employment agreements with Chris Stern and Gerald Klein, and on May 19, 2011, we entered into a new employment agreement with Michael Jebsen (each an “Employment Agreement”).  The Employment Agreements were effective for the fiscal year ending April 30, 2012.

Each Employment Agreement superseded all prior compensation arrangements with the applicable officer. The compensation paid under the Employment Agreements remains substantially unchanged from the prior arrangements, except that: (i) with respect to Mr. Stern and Mr. Jebsen, the equity distributions included under the Employment Agreements were revised, (ii) with respect to Mr. Jebsen and Dr. Klein, the bonus structure was changed from a fixed fee to a success-based bonus payment, and (iii) Dr. Klein’s base salary was increased.

Pursuant to Mr. Stern’s Employment Agreement, he was to receive as compensation (i) an annual base salary of $300,000, (ii) an annual cash bonus of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals), (iii) a fixed monthly automobile allowance of $800, (iv) a fixed payment to Mr. Stern’s company, IFEM, of $2,500 per month for secretarial and related office support, and (v) participation in medical insurance, dental insurance, and other benefit plans on the same basis as our other officers, or, in lieu of such participation, a payment equal to our cost of providing medical and dental insurance to Mr. Stern. In addition to the foregoing, Mr. Stern was entitled to receive upon executing his Employment Agreement 100,000 shares of our restricted common stock, vesting quarterly over a three-year period, and he would receive an annual grant of 16,800 shares of our restricted common stock, vesting monthly over a 12-month period, which represented an increase of 3,800 shares annually from the prior agreement.

Pursuant to Mr. Jebsen’s Employment Agreement, he will continue to receive as compensation (i) an annual base salary of $210,000, (ii) a fixed monthly automobile allowance of $800, and (iii) participation in medical insurance, dental insurance, and other benefit plans on the same basis as our other officers. Under the Employment Agreement, Mr. Jebsen will now receive an annual cash bonus consisting of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). In addition to the foregoing, Mr. Jebsen will now receive annual grants totaling 8,600 shares of our restricted common stock, vesting over a 12-month period, of which 3,600 shares will only vest so long as he continues serving as our Corporate Secretary. These awards of restricted stock replace awards of stock options that were provided under Mr. Jebsen’s prior agreement.

Pursuant to Dr. Klein’s Employment Agreement, he was to receive an annual base salary of $240,000, which represented an increase of $55,000 from his prior base salary. He was also to receive an annual cash bonus of 50% of his base salary, based on 100% achievement of annual goals (with no cap on the bonus for greater than 100% achievement of goals). Dr. Klein continued to receive as compensation (i) an annual grant of 7,500 shares of our restricted common stock, vesting monthly over a 12-month period, (ii) a fixed monthly automobile allowance of $800, and (iii) participation in medical insurance, dental insurance, and other benefit plans on the same basis as our other officers. In addition to the foregoing, Dr. Klein was entitled to receive upon executing his Employment Agreement an immediately vested option to purchase 40,000 shares of our common stock.

Each Employment Agreement (i) was to be effective for a one-year term, and automatically renewed for additional one-year terms, unless the Employment Agreement is terminated in advance of renewal or either party gave notice at least 90 days prior to the end of the then current term of an intention not to renew, and (ii) provided that we would indemnify the applicable officer against any adverse tax consequences in connection with the Employment Agreement or any prior employment agreement that may result from any non-compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”).

In addition, each Employment Agreement provided that if the applicable officer is terminated without cause, if the officer terminated his employment for good reason, or if we elected not to renew the Employment Agreement, the officer would be entitled to receive (i) one-year of base salary, (ii) an amount equal to the annual bonus that the officer would have received had 100% of goals been achieved, (iii) one-year of COBRA reimbursements or benefits payments, as applicable, and (iv) in the case of Mr. Stern, an additional payment of $40,000. Each officer’s entitlement to these payments was conditioned upon his execution of a release of claims.

Mr. Stern’s Employment Agreement also provided that if he was terminated as an officer for any reason, he would be deemed to have resigned from our Board, effective as of the date of his termination as an officer. If such termination as an officer was without cause, was by Mr. Stern for good reason, or was as a result of us electing not to renew the Employment Agreement, he would be entitled to receive an additional payment of $200,000 upon ceasing to serve on the Board. This replaces a provision of Mr. Stern’s prior agreement that entitled him to receive $200,000 in cash and 6,667 shares of common stock upon ceasing to be a director for any reason prior to expiration of the prior agreement.

For purposes of each Employment Agreement: (i) “cause” includes (a) a material breach of the Employment Agreement by the officer, (b) material misappropriation of our property, (c) material failure to comply with our policies, (d) use of illegal drugs or use of alcohol in a manner that interferes with the performance of the officer’s duties, (e) dishonest or illegal action that is materially detrimental to us, and (f) failure to disclose material conflicts of interest, and (ii) "good reason" includes (a) a material reduction in base salary, (b) a material reduction of the officer’s authority, duties or responsibility, (c) relocation of the officer’s employment by more than 50 miles, (d) a material breach of the Employment Agreement by us, or (e) a change in control of us, which means a change in the ownership or effective control of us or a change in the ownership of a substantial portion of our assets (each as defined in the Internal Revenue Service regulations under Section 409A of the IRC); provided, however, that the replacement of two or more of our directors within a 12-month period by new directors not endorsed by a majority of the Board prior to their appointment will also constitute a change in control.

On March 21, 2011, we entered into indemnification agreements with each of Mr. Stern and Mr. Jebsen, which provide that in respect of acts or omissions occurring prior to such time as the executive officer ceases to serve as our officer and/or director the applicable executive officer will receive (i) indemnification and advancement of expenses to the executive officer to the extent provided under our Certificate of Incorporation and to the fullest extent permitted by applicable law and (ii) indemnification against any adverse tax consequences in connection with prior option awards that may have been non-compliant with Section 409A of the IRC.

On August 24, 2011, Mr. Stern’s employment was terminated by us for cause. Pursuant to the terms of his Employment Agreement, Mr. Stern’s termination of employment resulted in his immediate resignation from our Board of Directors.  Mr. Stern was not paid any severance in connection with the termination of his employment or his departure from the Board. Also on August 24, 2011, Mr. Jebsen became interim Chief Executive Officer. In connection with this service, Mr. Jebsen receives additional compensation of $10,000 per month for each month that he serves as interim Chief Executive Officer. Upon completion of his service as interim Chief Executive Officer, Mr. Jebsen will be eligible to receive a discretionary bonus based upon his performance as interim Chief Executive Officer.

On October 14, 2011, Dr. Klein resigned as our Chief Medical Officer because he accepted a position with another company.  Mr. Klein received no severance in connection with his resignation.

1999 Amended Stock Plan

Each of our named executive officers had equity awards under our 1999 Amended Stock Plan during fiscal 2012, which provide for accelerated vesting of such options under certain circumstances.  If a named executive officer is terminated other than as a result of his death or disability, his unvested options will terminate on the officer’s termination date and his vested options will remain exercisable until 3 months after the termination date.  If the named executive officer is terminated as a result of his death or disability, his unvested options will vest in full and remain exercisable until the first anniversary of such termination.

Additionally, upon a change of control, except as otherwise determined by the Board of Directors in its discretion, all options will become fully vested and exercisable.  For this purpose, a “change of control” means:  (i) the acquisition of shares of our stock representing fifty percent (50%) or more of the combined voting power of the our shares entitled to vote on the election of directors; (ii) the consummation of a merger, share exchange, consolidation or reorganization involving us and any other company or other entity as a result of which less than fifty percent (50%) of the combined voting power of the surviving or resulting company or entity after such transaction is held in the aggregate by the holders of the combined voting power of our outstanding shares immediately prior to such transaction; (iii) the approval by our stockholders of an agreement for the sale or disposition by the Company of all or substantially all of our assets; or (iv) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of directors were current directors.

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Plan category
Equity compensation plans approved by security holders	387,918	$3.89	5,531,630
Equity compensation plans not approved by security holders	—	—
Total	387,918	$3.89	5,531,630

Compensation of Directors

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended April 30, 2012.

2012 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Ronald R. Blanck, DO(1)	41,500	—	39,000	—	80,500
Gregory Pepin(1)	72,000	—	—	—	72,000
William A. Chatfield(1)	38,500	—	37,501	—	76,001
Chris A. Rallis(1)(2)	13,439	—	13,439	—	26,878
Anthony DiTonno(1)(2)	13,188	13,397	—	—	26,585
Rene A. Eckert(3)	21,375	—	19,875	—	41,250
J. Melville Engle(3)	25,542	—	24,041	—	49,583
Richard M. Kiral, Ph.D(1)(4)	—	—	—	200,000	200,000

(1)
As of April 30, 2012, Messrs. Blanck, Chatfield and Pepin each held an aggregate of 40,000 stock options. Dr. Kiral held an aggregate of 82,338 stock options. Mr. DiTonno held an aggregate of 9,809 stock options. In addition, as of April 30, 2012, our non-employee directors held the following restricted stock units: Dr. Blanck, 14,643; Mr. Chatfield, 14,048; Mr. Rallis, 5,305.

(2)	Messrs. Rallis and DiTonno began serving as directors on December 15, 2011.
(3)
Messrs. Eckert and Engle ceased serving as directors on September 30, 2011. Following their resignation, Messrs. Eckert and Engle forfeited 19,875 and 24,041 unvested restricted stock grants, respectively.

(4)
Dr. Kiral ceased serving as a director on September 30, 2011. Upon ceasing to serve as a director, he was entitled to receive a $200,000 payment, payable in four equal quarterly installments, beginning on September 30, 2011.

During fiscal 2012, all of our non-employee directors were paid the following compensation for service on the Board and Board Committees:

●	An annual director fee in each fiscal year of $45,000 ($65,000 for our lead independent director), which was paid in equal monthly installments in arrears on the last day of each month;

●	A fee for attending each meeting of the Board in the amount of $4,000;

●	A fee for attending each committee meeting of which the Director is a member in the amount of $500; and

●	Reimbursement of travel and related expenses for attending Board and Committee meetings, as incurred.

In addition to the compensation described above, each non-employee director, with the exception of Mr. Rallis and Mr. DiTonno, was granted a 40,000 stock option award on their initial nomination to the Board. The options may vest immediately or up to one year later, and are exercisable for a period of three years. We shall maintain an appropriate director’s and officer’s insurance policy at all times for our non-employee directors.

With the exception of Mr. Pepin, who receives all director fees in cash, the fees paid to the Company’s non-employee directors described above are paid 50% in cash and 50% in restricted stock.  Restricted stock awards granted to our non-employee directors from May 1, 2012 to December 15, 2011 vests over a three-year period, and restricted stock awards granted after December 15, 2011 vests 25% per fiscal quarter.

OWNERSHIP OF SECURITIES

Principal Stockholders and Share Ownership by Management

The following table sets forth, as of July 16, 2012, the number and percentage of the outstanding shares of common stock and warrants and options that, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) each named executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than five percent of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Beneficial Owner Name and Address(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Principal Stockholders
Vatea Fund, Segregated Portfolio	3,781,607	12.17%
Rue Du Borgeaud 10-B Gland, Switzerland 1196
JP SPC3 OXBT FUND(2)	4,735,624	15.24%
Rue Du Mont-Blanc Geneva, Switzerland 1201
Officers and Directors
Gregory Pepin(3)(4)	8,853,897	28.50%
Ronald R. Blanck, DO(3)(5)	54,392	*
William A. Chatfield(3)(5)	54,194	*
Chris J. Stern(6)
Michael B. Jebsen, CPA(3)(5)	41,122	*
Gerald Klein, MD(7)	17,125	*
Anthony DiTonno(3)	13,705	*
Chris A. Rallis(5)	9,976	*
All officers and directors as a group (6 persons)(3)(5)	9,027,286	29.06%

* Less than 1%

(1)	Unless otherwise noted, all addresses are in care of the Company at ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

(2)
Includes 4,079,825 shares of common stock underlying a convertible note and warrants held by OXBT Fund, which are convertible or exercisable into shares of common stock within 60 days of July 23, 2012.

(3)
With respect to Mr. Pepin, includes 40,000 shares of common stock subject to options exercisable within 60 days of July 23, 2012.

With respect to Dr. Blanck, includes 40,000 shares of common stock subject to options exercisable within 60 days of July 23, 2012.

With respect to Mr. Chatfield, includes 40,000 shares of common stock subject to options exercisable within 60 days of July 23, 2012.

With respect to Mr. Jebsen, includes 33,173 shares of common stock subject to options exercisable within 60 days of July 23, 2012.

With respect to Mr. DiTonno, includes 13,705 shares of common stock subject to options exercisable within 60 days of July 23, 2012.

With respect to all officers and directors as a group, includes 166,878 shares of common stock subject to options exercisable within 60 days of July 23, 2012.

(4)
Includes 3,781,607 shares of common stock held by Vatea Fund.  Mr. Pepin is a Managing Director for Vatea Fund, and consequently he may be deemed to be the beneficial owner of shares held by Vatea Fund. Also includes 655,799 shares of common stock and 4,079,825 shares of common stock underlying a convertible note and warrants held by OXBT Fund that are exercisable within 60 days of July 23, 2012.  Mr. Pepin is also a co-founder of EOS, an investment company, which serves as the Investment Manager and Managing Director for OXBT Fund, and consequently he may be deemed to be the beneficial owner of shares held by OXBT Fund. Mr. Pepin disclaims beneficial ownership of the shares held by Vatea Fund and OXBT Fund except to the extent of his pecuniary interest therein.

(5)
With respect to Dr. Blanck, includes 7,125 shares of common stock subject to restricted stock grants exercisable within 60 days of July 23, 2012.

With respect to Mr. Chatfield, includes 7,125 shares of common stock subject to restricted stock grants exercisable within 60 days of July 23, 2012.

With respect to Mr. Jebsen, includes 1,434 shares of common stock subject to restricted stock grants exercisable within 60 days of July 23, 2012.

With respect to Mr. Rallis, includes 6,438 shares of common stock subject to restricted stock grants exercisable within 60 days of July 23, 2012.

With respect to all officers and directors as a group, includes 22,122 shares of common stock subject to restricted stock grants exercisable within 60 days of July 23, 2012.

(6)	Mr. Stern ceased serving as our Chairman and Chief Executive Officer on August 24, 2011. Accordingly, we do not have current information with respect to Mr. Stern’s securities ownership or address.
(7)	Dr. Klein ceased serving as our Chief Medical Officer on October 14, 2011. Dr. Klein’s address is 97 Pinwheel Dr., Pittsboro, NC 27312.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Securities Purchase Agreement with Vatea Fund

As discussed above, Mr. Pepin is a Managing Director to Vatea Fund, is a co-founder of EOS, which serves as investment manager to Vatea Fund, and was a Senior Vice President at Melixia until April 2010.

On June 8, 2009, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Vatea Fund. The Securities Purchase Agreement established milestones for the achievement of product development and regulatory targets and other objectives, after which Vatea Fund was required to purchase up to 4 million additional shares of common stock at a price of $3.75 per share. If a milestone were not achieved by its corresponding target date, then the date was automatically extended for three months. Thereafter, if a milestone was not achieved by its extended target date, we and Vatea Fund could negotiate in good faith agreement on a new target date for the milestone, but if no agreement was reached within 30 days Vatea Fund had no obligation to purchase any shares with respect to that milestone should it subsequently be achieved. The obligation of Vatea Fund to purchase any additional shares upon achieving milestones was set to end for any milestones not achieved by September 30, 2011. Including the initial investment in July 2009, and assuming all milestones were achieved in a timely manner, the Securities Purchase Agreement provided for a maximum of 5,333,334 shares being sold for $20 million. The number of shares issued was subject to adjustment for stock dividends, stock splits, reverse stock splits, and similar transactions.

Under the terms of the Securities Purchase Agreement, on July 10, 2009, Vatea Fund purchased 1,333,334 shares of our restricted common stock at a price of $3.75 per share, or a total of $5 million.

In connection with the closing, we paid a consulting fee to Melixia for services provided as facilitating agent, which consisted of $500,000 in cash and 66,667 shares of restricted common stock valued at $350,002. We also paid $75,000 in fees to another consultant who assisted with the Securities Purchase Agreement.

On August 24, 2009, we agreed to accelerate the election of Mr. Pepin to the Board of Directors, under the terms of the Securities Purchase Agreement, to enhance our relationship with Vatea Fund.

On September 2, 2009, we and the Vatea Fund amended the Securities Purchase Agreement providing an alternative milestone schedule.

In August 2009, we received formal approval from Swissmedic to begin Phase II clinical trials of our Oxycyte product in Switzerland. The Swissmedic approval triggered the first milestone payment in the amended milestone schedule of the Securities Purchase Agreement. In accordance with the Securities Purchase Agreement, Vatea Fund was required to purchase an additional 1,600,000 shares of common stock at $3.75 per share, or $6,000,000, on or before December 10, 2009.

The initial partial closing occurred on October 29, 2009, pursuant to which 160,000 shares were delivered to Vatea Fund against payment to us of $600,000.

The second partial closing occurred on November 20, 2009, pursuant to which 640,000 shares were delivered to Vatea Fund against payment to us of $2.4 million.

The final closing occurred on December 9, 2009, pursuant to which 800,000 shares were delivered to Vatea Fund against payment to us of $3 million.

In connection with the three closings, we paid a consulting fee to Melixia for services provided as facilitating agent, which consisted of $600,000 in cash and 80,000 shares of restricted common stock valued at $412,000. We also paid $90,000 in fees to another consultant who assisted with the Agreement.

On April 23, 2010, we and Vatea Fund entered into a second amendment to the Securities Purchase Agreement. Under the second amendment, the parties agreed to modify two provisions of the Securities Purchase Agreement. The first modification was a change to the form of fees paid to the facilitating agent, Melixia. For all closings under the Securities Purchase Agreement occurring on or after April 23, 2010, cash fees will no longer be paid. Fees will be paid in the form of restricted shares of common stock, issued in an amount equal to 20% of the shares issued at each closing. The second modification changes the schedule of milestones. The new schedule includes a closing of $500,000 on or before April 30, 2010, another closing in the same amount on or before May 30, 2010, and a closing in the amount of $3,500,000 on the earlier of (1) closing of a license or sales agreement with an aggregate value in excess of $500,000 or (2) December 31, 2011. The remaining balance of $4,500,000 under the Agreement was set to be paid upon achievement of the amended product development and regulatory milestones.

On April 26, 2010, in accordance with the second amendment of the agreement, we received $500,000 and issued 133,334 shares to the Vatea Fund.

On May 27, 2010, in accordance with the second amendment of the agreement, we received $500,000 and issued 133,334 shares to the Vatea Fund.

In connection with the two closings, we issued 53,334 shares of restricted common stock valued at $160,002 to Melixia for their services provided as facilitating agent. We also paid $67,500 in fees to another consultant who assisted with the Agreement.

On November 11, 2011, we and Vatea Fund entered into a third amendment to the Securities Purchase Agreement. The third amendment deemed all milestones under the Securities Purchase Agreement achieved in exchange for a reduction in the purchase price for shares of our common stock under the Securities Purchase Agreement to $2.85 per share.

 On November 14, 2011, following entry into the third amendment to the Securities Purchase Agreement, the final closing (the “Final Closing”) under the Securities Purchase Agreement occurred pursuant to which we delivered 2,807,018 shares of our common stock to the holders of the Securities Purchase Agreement against payment to us of an aggregate of $8,000,000.

In connection with the Final Closing, we paid fees to Melixia for services provided as facilitating agent, which consisted of 561,404 shares of our common stock.

Following the Final Closing, no securities remain available for purchase under the Securities Purchase Agreement.

Note Purchase Agreement with Vatea Fund

On October 12, 2010 we entered into a Note Purchase Agreement, as amended on December 29, 2010, with Vatea Fund whereby we agreed to issue and sell to Vatea Fund an aggregate of $5,000,000 of senior unsecured promissory notes, or the Notes, on or before April 30, 2011.  The Notes were set to mature on October 31, 2013, unless the holders of a majority of the Notes consent in writing to a later maturity date.  Interest did not accrue on the outstanding principal balance of the Notes (other than following the maturity date or earlier acceleration).  Instead, on the maturity date, we were required to pay the holders of the Notes a final payment premium aggregating $3,000,000, in addition to the principal balance then otherwise outstanding under the Notes.  The Notes provided that we have the option, at our sole discretion and without penalty, to prepay the outstanding balance under the Notes plus the amount of the final payment premium prior to the maturity date.  In addition, the holders of majority of the Notes had the option to request that we prepay the Notes in an amount equal to the proceeds of any subsequent closings under the Securities Purchase Agreement. The following table summarizes the promissory notes that have been issued under the Note Purchase Agreement.

Date issued	Note principal	Final payment premium	Effective interest rate
November 10, 2010	$600,000	$360,000	15.68%
December 20, 2010	1,000,000	600,000	16.29%
January 26, 2011	400,000	240,000	16.89%
March 2, 2011	100,000	60,000	17.50%
March 4, 2011	650,000	390,000	17.54%
March 11, 2011	111,000	66,600	17.66%
March 18, 2011	430,000	258,000	17.79%
March 29, 2011	210,000	126,000	18.00%
April 5, 2011	100,000	60,000	18.14%
April 29, 2011	700,000	420,000	18.62%
May 9, 2011	400,000	240,000	18.83%
May 20, 2011	100,000	60,000	19.06%
May 23, 2011	200,000	120,000	19.12%
	$5,001,000	$3,000,600

Pursuant to the terms of the Note Purchase Agreement, on November 15, 2011 we used the proceeds from the Final Closing, discussed above, to prepay the outstanding balance under the notes, including $2,367,574 of unaccreted final payment premium thereunder. Following the Final Closing, no outstanding balance remains under the Note Purchase Agreement.

Issuance of Convertible Note and Warrants to OXBT Fund

On June 16, 2011, we entered into a Convertible Note and Warrant Purchase Agreement (the “OXBT Fund Agreement”) with OXBT Fund, pursuant to which the we agreed to issue and sell to OXBT Fund in a private placement (the “OXBT Fund Transaction”) a subordinated convertible promissory note (the “OXBT Fund Note”) with a principal amount of $4,600,000 and warrants (the “OXBT Fund Warrants”) to purchase an aggregate of 2,039,911 shares of our common stock.  Mr. Pepin, is a co-founder of EOS, an investment company, which serves as the investment manager and managing director of OXBT Fund. The closing of the OXBT Fund Transaction occurred on July 1, 2011.

Interest on the OXBT Fund Note will accrue at a rate of 15% annually and will be paid in quarterly installments commencing on the third month anniversary of issuance. The OXBT Fund Note will mature 36 months from the date of issuance. The OXBT Fund Note may be converted into shares of common stock at a conversion price of $2.255 per share (subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like) (the “Conversion Price”) at any time, in whole or in part, at any time at the option of the holder(s) of the OXBT Fund Note. The OXBT Fund Note also will automatically convert into shares of common stock at the Conversion Price at the election of a majority-in-interest of the holders of notes issued under the OXBT Fund Agreement or upon the acquisition or sale of all or substantially all of our assets. We may make each applicable interest payment or payment of principal in cash, shares of common stock at the Conversion Price, or any combination thereof. We may elect to prepay all or any portion of the OXBT Fund Note without prepayment penalties only with the approval of a majority-in-interest of the note holder(s) under the OXBT Fund Agreement at the time of the election.   The OXBT Fund Note contains various events of default such as failing to timely make any payment under the OXBT Fund Note when due, which may result in all outstanding obligations under the OXBT Fund Note becoming immediately due and payable.

The OXBT Fund Warrants were issued in three approximately equal tranches, with exercise prices of $2.15, $2.60 and $2.85, respectively, per share of common stock (in each case subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like). The OXBT Fund Warrants are exercisable on or after the date of issuance and expire on the earlier to occur of the five year anniversary of the date of issuance or an acquisition or sale of all or substantially all of our assets. The exercise prices of shares of common stock underlying the OXBT Fund Warrants are subject to adjustment in the event of future issuances of common stock or equivalents by us at a price less than the applicable exercise price, but in no event shall a OXBT Fund Warrant exercise price be adjusted to less than $2.255 per share (subject to adjustment for stock splits, dividends and combinations, recapitalizations and the like) of common stock.

Employment of Maria Tamargo

Maria Tamargo is the daughter-in-law of Mr. Stern, our former Chief Executive Officer, and we employed her as our Senior Vice President of Dermacyte Development. In this capacity she received an annual salary of $120,000, milestone triggered bonuses with a total potential of $30,000, a monthly auto allowance of $500 and 1,000 options annually. Effective August 24, 2011, Ms. Tamargo was no longer employed with us.

Employment of Edwin Fox

Mr. Edwin Fox is the brother-in-law of Mr. Jebsen, our interim Chief Executive Officer and Chief Financial Officer, and we employed Mr. Fox as a Senior Financial Analyst and Interim California Lab Manager. In this capacity Mr. Fox received an annual salary of $82,500 and potential bonus of $10,000.  Mr. Fox did not have a direct reporting relationship to Mr. Jebsen.  Effective May 8, 2012, Mr. Fox was no longer employed with us.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers, and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock.

Based solely upon our review of the Section 16(a) reports in our records for fiscal 2012 transactions in our common stock, we believe that during the fiscal year ended April 30, 2012 the Company’s officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that: 2 reports, covering a total of 2 transactions, were filed late by Mr. Stern; 1 report, covering a total of 1 transaction, was filed late by Mr. Jebsen; 1 report, covering a total of 1 transaction, was filed late by Dr. Kiral; 1 report, covering a total of 1 transaction, was filed late by Dr. Blanck; 1 report, covering a total of 1 transaction, was filed late by Mr. Chatfield; and 1 report, related to becoming an insider, was filed late by each of Messrs. Rallis and DiTonno.

PROPOSAL 2:   APPROVAL OF DECEMBER 2011 OFFERING OF SECURITIES TO CERTAIN INSTITUTIONAL INVESTORS

On December 8, 2011, we entered into a placement agency agreement (the “Placement Agency Agreement”) with William Blair & Company, L.L.C. (the “Placement Agent”) relating to a $7.5 million registered direct offering (the “Offering”), of units (the “Units”) by us to certain institutional investors, consisting of an aggregate $7.5 million of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”) and warrants (the “Warrants”) to purchase up to 1,689,192 shares of common stock, par value $0.0001 per share.

The sale of the Units was made pursuant to a Securities Purchase Agreement, dated December 8, 2011 (the “SPA”), entered into with each of the investors.  The SPA provided for the sale of Units in two installments.  The first installment of $3.5 million closed on December 12, 2011 (the “Initial Closing”), and the second installment (the “Additional Closing”) of $4.0 million was scheduled to have occurred in June 2012, subject to certain closing conditions, including that we would have sufficient capacity under NASDAQ Stock Market rules relating to issuances of more than 20% of our outstanding common stock without stockholder approval to ensure delivery of all shares in the Additional Closing (the “NASDAQ 20% Condition”).

The rights, preferences and privileges of the Preferred Stock are set forth in a Certificate of Designations of Series A Convertible Preferred Stock (the “Certificate of Designations”), that we filed with the Secretary of State of the State of Delaware on December 8, 2011.  Each share of Preferred Stock is initially convertible at $2.22 per share of common stock (the “Conversion Price”) at any time at the option of the holder, subject to adjustment in certain circumstances.  Pursuant to the terms of the Certificate of Designations, we will redeem each month (i) with respect to the shares of Preferred Stock issued in the Initial Closing, 583 shares, and (ii) with respect to the shares of Preferred Stock issued in the Additional Closing, 667 shares. The repayment of principal is payable in cash or, at our discretion provided certain conditions are met each payment period, in registered common stock.  If paid in stock, the redemption price will be the lesser of the Conversion Price then in effect and 90% of a calculated market price of the common stock.  The Preferred Stock also bears a dividend rate of 7% per annum, payable monthly in cash or, at our discretion provided certain conditions are met each payment period, in registered common stock at a calculated market price.  In addition, under certain circumstances, including breach by us of the terms of the Preferred Stock, the investors may require redemption of the outstanding balance of the Preferred Stock in cash at the greater of 125% of the stated value of such shares and the current value of the underlying common stock plus, in either case, a make-whole amount on dividends.  In the event of our liquidation, dissolution, or winding up, holders of the Preferred Stock will be paid before any proceeds are distributed to the holders of common stock.  Shares of Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Preferred Stock will be required to amend the terms of the Preferred Stock.

The Warrants are exercisable one year after issuance, have a five-year term from the date they become exercisable, and are exercisable at an exercise price of $2.22 per share of common stock. The exercise price of the Warrants is subject to adjustment upon the issuance of any common stock or securities convertible into common stock below the then-existing exercise price.

In the event of certain change in control transactions (i) the holders of the Preferred Stock have the right to have their shares assumed by the surviving entity or redeemed in cash at the greater of 120% of the stated amount of such shares or the current value of the underlying common stock plus, in either case, a make-whole amount on dividends, and (ii) the holders of the Warrants have the right to have their Warrants assumed by the surviving entity or repurchased at the Black-Scholes value of such Warrants.  Additionally, we may not issue shares of common stock pursuant to the Offering equal to or exceeding 20% of the Company’s outstanding common stock pursuant to the rules of the NASDAQ Stock Market, LLC (“NASDAQ”) and a holder of Preferred Stock or Warrants will be prohibited from converting Preferred Stock into, or exercising Warrants for, shares of common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% (subject to adjustment as set forth in the Certificate of Designations of the Preferred Stock and in the Warrants) of the total number of shares of our common stock then issued and outstanding.

Because the NASDAQ 20% Condition was not satisfied, on June 14, 2012, we entered into an Amendment Agreement with each of the Buyers that, among other things, divided the Additional Closing into a first additional closing (the “First Additional Closing”) that occurred on June 15, 2012 in the amount of $2,500,000 and a second additional closing (the “Second Additional Closing”) to occur on or about September 14, 2012 in the amount of $1,500,000.  Each of the First Additional Closing and Second Additional Closing is subject to customary closing conditions.  The Second Additional Closing is also subject to certain additional closing conditions, including that the Company will have obtained stockholder approval for the conversion or redemption, as applicable, of the Preferred Stock, in order to satisfy the NASDAQ 20% Condition, and that the Company will have entered into an agreement with each Buyer providing such Buyer with an additional investment opportunity of up to $1,250,000 in Company securities similar to those previously issued to the Buyer.

As of July 16, 2012 (i) we have issued an aggregate of 3,471,854 shares of our common stock in redemption of shares of Preferred Stock issued in the Offering, (ii) an aggregate of 1,833 shares of Preferred Stock and Warrants to purchase 1,351,354 shares of common stock issued in the Offering are outstanding, and (iii) an aggregate of up to 1,500 shares of Preferred Stock and Warrants to purchase up to 337,838 shares of common stock remain to be issued in the Offering.

This proposal is requesting approval of the Offering in order to permit us under NASDAQ rules to issue all shares of common stock underlying the securities issued or to be issued in the Offering without the requirement of any limitation on the number of shares issuable, and to comply with the terms of the transaction documents related to the Offering.

Reasons for this Proposal

Because our common stock is listed on the NASDAQ, we are required to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance is at a discount to market value and represents more than 20% of our outstanding common stock prior to the transaction. Because the Offering involves the issuance of our securities at a discount to market value, we may not in Offering issue more than 20% of our outstanding common stock prior to the Offering without obtaining stockholder approval.

The transaction documents related to the Offering contain provisions that prohibit conversion, redemption, or exercise of the Preferred Stock and Warrants, as applicable, without prior stockholder approval if such issuance of common stock would breach any of our obligations under NASDAQ rules.  The SPA also requires us to use our reasonable best efforts to seek stockholder approval of the Offering no later than September 15, 2012.  If, despite our reasonable best efforts, our stockholders do not approve the Offering, we will be required to hold, and seek stockholder approval for the Offering at, additional stockholder meetings each calendar quarter thereafter until the Offering is approved.

If stockholder approval is not received for the Offering, it is likely that the Second Additional Closing will not occur and that none of the Warrants issued in the Offering will be exercised. This may result in reduced liquidity for us, as, among other things, we may not receive the proceeds that we might otherwise have received upon occurrence of the Second Additional Closing or upon exercise of the Warrants. If the stockholder approval with respect to the Offering is not obtained, we may also be required to use cash instead of shares of common stock to pay our obligations under the securities issued in the Offering, including upon redemption of the Preferred Stock, which could have a material adverse effect on our liquidity position and may cause us to default on our obligations.  In addition, if the Offering is not approved at the 2012 Annual Meeting, we will be required to hold additional stockholder meetings on a quarterly basis until the Offering is approved.

Effect of this Proposal

The shares issued in the Offering will not affect the rights of the holders of outstanding common stock, but will cause substantial dilution to existing stockholders’ voting power and in the future earnings per share of their common stock. When additional shares of common stock are issued upon the conversion, redemption, or exercise of the Preferred Stock or Warrants, as applicable, such new shares will have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid.

Use of Proceeds

Proceeds from Offering have been, and we expect continue to be, used to further our clinical trials and efforts to obtain regulatory approval of Oxycyte, develop our product candidates, including dermatologic indications using our topical gel, support manufacturing of Oxycyte, distribution of our Dermacyte cosmetic product and other product candidates, for research and development and for general corporate purposes, including working capital and potential acquisitions.

Required Vote for Approval

Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of the proposal to approve the Offering exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.

No Preemptive Rights

The holders of common stock have no preemptive rights to any future issuances of common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE OFFERING.

PROPOSAL  3:   RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has selected Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for fiscal 2013.  Cherry, Bekaert & Holland, L.L.P. served as our independent registered public accounting firm for fiscal 2012.  Representatives of Cherry, Bekaert & Holland, L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Our organizational documents do not require that the stockholders ratify the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm.  We request such ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Cherry, Bekaert & Holland, L.L.P., but still may retain them.  Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The aggregate fees billed for professional services by professional accounting firms in 2012 and 2011 were as follows:

	2012	2011
Audit fees	$178,000	$148,250
Tax fees(1)	11,200	2,700
Total fees	$189,200	$150,950

(1)	Tax return and related services

It is our Audit and Compliance Committee’s policy and procedure to approve in advance all audit engagement fees and terms and all permitted non-audit services provided by our independent registered public accounting firm. We believe that all audit engagement fees and terms and permitted non-audit services provided by our independent registered public accounting firm as described in the above table were approved in advance by our Audit and Compliance Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF CHERRY, BEKAERT & HOLLAND, L.L.P., AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

Other Business

As of the date of this proxy statement, the Board knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should be presented properly for consideration and action at the Annual Meeting, or any adjournment or postponement thereof, the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Stockholder Proposals

Under certain conditions, stockholders may request us to include a proposal for action at a forthcoming meeting of our stockholders in the proxy materials for such meeting. All stockholder proposals intended to be presented at our 2013 Annual Meeting of Stockholders must be received by us no later than April 1, 2013 for inclusion in the proxy statement and proxy card relating to such meeting.  However, if the date of the 2013 Annual Meeting is changed by more than 30 days from the date of the first anniversary of the 2012 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail our proxy statement for the 2013 Annual Meeting.

In addition, if a stockholder desires to make a proposal from the floor during the meeting, including the nomination of a director, even if such proposal is not to be included in our proxy statement, the bylaws provide that the stockholder must deliver or mail written notice of the proposal to our Secretary (i) not less than 120 days in advance of the date in the current year that corresponds to the date on which notice of the Annual Meeting was first mailed by us to our stockholders of record in the prior year (unless a later date is selected by the Board of Directors and communicated to the stockholders), or (ii) if no Annual Meeting was held in the prior year or the corresponding date on which notice of the Annual Meeting is sent to stockholders of record changes by more than 30 days from the date in the previous year, not less than 30 days in advance of the date that we begin printing our notice of the Annual Meeting to be disseminated to stockholders. A stockholder’s notice to the Secretary must inform as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and numbers of our shares that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Costs of Soliciting Proxies

We will bear the cost of this solicitation, including the preparation, printing, and mailing of the proxy statement, proxy card, and any additional soliciting materials sent by us to stockholders. Our directors, officers, and employees may solicit proxies personally or by telephone without additional compensation. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.

Availability of Report on Form 10-K

Copies of our Annual Report on Form 10-K for the year ended April 30, 2012, including financial statements and schedules, are available on our website at http://www.oxybiomed.com and will be provided upon written request, without charge, to any person whose proxy is being solicited. Written requests should be made to Oxygen Biotherapeutics, Inc., Attn: Investor Relations, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

Stockholders Sharing the Same Last Name and Address

Only one annual report or proxy statement, as applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies should be directed to Investor Relations by e-mail addressed to e.corliss@oxybiomed.com, by mail addressed to Oxygen Biotherapeutics, Inc., Attn: Investor Relations, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560, or by telephone at (919) 855-2100. Stockholders sharing an address and currently receiving a single copy may contact Investor Relations as described above to request that multiple copies be delivered in future years. Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting Investor Relations as described above.

REQUESTS FOR DIRECTIONS TO OUR COMPANY’S ANNUAL MEETING

The 2012 Annual Meeting of Stockholders will be held at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. located at Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, North Carolina 27601 at 9:00 a.m., Eastern Daylight Savings Time. Requests for directions to the meeting location may be directed to Oxygen Biotherapeutics, Inc., Attn: Investor Relations, ONE Copley Parkway, Suite 490, Morrisville, North Carolina 27560.

Oxygen Biotherapeutics, Inc. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 31, 2012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTROL ID:	«CONTROL_ID»
REQUEST ID:	«REQUEST_ID»

The undersigned stockholder of Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated August 1, 2012, and hereby constitutes and appoints Michael Jebsen the proxy of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s Common Stock which the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders to be held on August 31, 2012, and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by phone, fax or internet, please DO NOT mail your proxy card.

«NAME_1» «NAME_2» «NAME_3» «NAME_4» «ADDRESS_1» «ADDRESS_2» «ADDRESS_3»
MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/OXBT
PHONE:	Call toll free 1-866-752-VOTE (8683)

ANNUAL MEETING OF THE STOCKHOLDERS OF OXYGEN BIOTHERAPEUTICS, INC.			PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proposal 1		à	FOR ALL	AGAINST	FOR ALL EXCEPT
	To elect five director nominees.		☐
	Ronald R. Blanck, DO			☐	☐
	Gregory Pepin			☐	☐	CONTROL ID:	«CONTROL_ID»
	William A. Chatfield			☐	☐	REQUEST ID:	«REQUEST_ID»
	Chris A. Rallis			☐	☐
	Anthony DiTonno			☐	☐

Proposal 2		à	FOR	AGAINST	ABSTAIN
	To approve our December 2011 offering of securities to certain institutional investors		☐	☐	☐

Proposal 3		à	FOR	AGAINST	ABSTAIN
	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending April 30, 2013.		☐	☐	☐

MARK HERE FOR ADDRESS CHANGE ☐
	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournment or adjournments thereof			New Address (if applicable): ________________________ ________________________ ________________________

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated August 1, 2012, and the 2012 Annual Report to Stockholders and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES, AND FOR PROPOSALS 2 AND 3. IN THEIR DIRECTION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT DATED AUGUST 1, 2012 IS UNABLE TO SERVE OR WILL NOT SERVE.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)
Dated: ________________________, 2012